Exhibit 99.1

Polypore International, Inc. The Gibson Building 11430 N. Community House Rd, Suite 350 Charlotte, NC 28277 Tel: (704) 587-8409 polycorpcom@polypore.net www.polypore.net FOR IMMEDIATE RELEASE

Polypore Announces Completion of Merger with Asahi Kasei

CHARLOTTE, N.C., August 26, 2015 – Polypore International, Inc. (NYSE: PPO) announces that the sale of its Separations Media business segment to 3M Company (NYSE: MMM) has closed. Additionally, the acquisition of Polypore by Asahi Kasei Corporation (“Asahi Kasei,” TSE1:3407) has also closed and Polypore will now operate as a core operating company of the Asahi Kasei Group. Polypore and Asahi Kasei will work together to integrate their technology and expertise to maximize synergies that will enable further development and growth of the battery separator business.

About Polypore International, Inc.

Polypore International, Inc., an Asahi Kasei Group company, specializes in highly-engineered microporous membranes used in electric drive vehicles, energy storage systems and emergency backup power systems, portable consumer electronic devices, cars, trucks, buses, forklifts, and submarines. A global high-technology company based in Charlotte, N.C., Polypore International, Inc. is highly regarded in the market with manufacturing facilities or sales offices in nine countries serving six continents. See www.polypore.net.

About Asahi Kasei

The Asahi Kasei Group is a diversified group of companies led by holding company Asahi Kasei Corp., with operations in the chemicals and fibers, homes and construction materials, electronics, and health care business sectors. Its electronics operations include a broad range of high-performance energy/electronics materials such as the Hipore™ lithium-ion battery separator, photosensitive dry film used in the production of printed wiring boards, and photomask pellicles used in the production of LCD panels and semiconductors. With more than 30,000 employees around the world, the Asahi Kasei Group serves customers in more than 100 countries. See www.asahi-kasei.co.jp/asahi/en/.

CONTACTS:

Polypore International, Inc.

Corporate Communications	Investor Relations
Beth Kitteringham	Paul Clegg
(704) 587-8596	(704) 587-8886
polycorpcom@polypore.net	investorrelations@polypore.net

###

2